                                                                      EXHIBIT 11

                                 LEAPNET, INC.


             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS

                                                                     Three Months Ended April 30,
                                                                 ----------------------------------
                                                                     2000                   1999
                                                                     ----                  ----
            Net loss                                              ($3,518,142)           ($211,686)

            Weighted average number of common
                shares outstanding as used in the basic
                per share calculation                              14,920,000           14,134,000

            Net shares issuable upon exercise of
                dilutive outstanding stock options                          0                    0
                                                                 ------------           ----------

            Shares used in diluted per share
                calculation                                        14,920,000           14,134,000

            Basic earnings per common share                            ($0.24)              ($0.01)
            Diluted earnings per common share                          ($0.24)              ($0.01)

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